Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------





The Board of Directors
Stewardship Financial Corporation:


We consent to incorporation by reference in the registration statement on Form S-3, pertaining to the Stewardship Financial Corporation Dividend Reinvestment Plan, of our report dated March 29, 2006, relating to the consolidated statements of financial condition of Stewardship Financial Corporation and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 10-K of Stewardship Financial Corporation, and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP
Short Hills, New Jersey
April 25, 2006